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                                                                  Exhibit 21.1

Exhibit 21.1 Subsidiaries of the Registrant

      There are currently no subsidiaries of Warwick Community Bancorp, Inc. (the "Registrant"). Following the conversion of The Warwick Savings Bank (the "Bank") from a New York mutual savings bank to a New York stock savings bank and the issuance and sale of the issued and outstanding common stock of the Bank to the Registrant, the Bank will be a wholly-owned subsidiary of the Registrant.